Exhibit 5.2

November 16, 2017

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul 4, 28050 Madrid, España

Re: Banco Bilbao Vizcaya Argentaria, S.A. issue of Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (Participaciones Preferentes) (the “Issue”) of $200,000 liquidation preference each (the “Preferred Securities”)

We have acted as Spanish legal counsel for Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter, “BBVA” or the “Issuer”) in connection with the Issue and the pricing and underwriting agreements dated November 8, 2017 (the “Underwriting Agreement”) entered into among the Issuer and BBVA Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriters”).

The Preferred Securities will be issued under the indenture (the “Base Indenture”) dated September 25, 2017 between BBVA, as issuer, and The Bank of New York Mellon, as trustee, paying and conversion agent and principal paying agent (the “Trustee” or the “Principal Paying Agent”), as amended and supplemented by the First Supplemental Indenture dated November 16, 2017 (the “First Supplemental Indenture” and together with the Base Indenture (as amended and supplemented by the First Supplemental Indenture), the “Indenture”), following the granting of the public deed of issuance by the Issuer on November 10, 2017 in front of the Public Notary of Madrid, Mr. Rodrigo Tena Arregui, with number 1,969 of his official records (the “Public Deed”) and its registration with the Commercial Registry of Vizcaya (Bizkaia) on November 14, 2017 with record number 3,703 of the corporate sheet of the Issuer open at the said commercial registry. Hereinafter, the Underwriting Agreement and the Indenture will be referred to as the “Agreements”.

1.	Background

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuer and such other documents and certificates, and made such inquiries with officers of the Issuer as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents:

1.	a copy of the Agreements;

2.	a copy of the Public Deed;

3.	a copy of the executed the Preferred Securities;

4.	a photocopy of the deed of incorporation of the Issuer granted on October 1, 1988, before the Notary Public of Bilbao Mr. José María Arriola Arana with the number 4,350 of his official records;

5.	a copy of the by-laws of the Issuer (the “By-Laws”);

6.

a copy of the certification issued by the Secretary of the Board of Directors of the Issuer including the resolutions passed by the Shareholders Meeting on March 17, 2017 and the Board of Directors of such company on September 27, 2017;

7.	a copy of the directors’ report (“Informe de Administradores”) prepared by the Board of Directors in relation to the issue of the Preferred Securities;

8.	a copy of the report prepared by BDO Auditores, S.L. dated November 3, 2017 in relation to the directors’ report referred to immediately above;

9.	a copy of the registration statement on Form F-3 (File No. 333-212729) and Amendment No. 1 thereto filed with the Securities and Exchange Commission (the “Registration Statement”);

10.

the Disclosure Package, as defined below, including a copy of the Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on November 7, 2017 (the “Preliminary Prospectus Supplement”) and a copy of the Prospectus Supplement filed with the Securities and Exchange Commission on November 9, 2017 (the “Prospectus Supplement”);

11.

a copy of the public deed executed before the Notary Public of Madrid Mr. Ramón Corral Beneyto on November 17, 2011 under number 2,120 of his official records under which the Issuer granted powers of attorney in favor of Mr. Antonio Joaquin Borraz Peralta, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 5.249, Sheet 17, Page BI-17(A), entry nº 2,725;

12.	an on-line excerpt (nota simple telemática) of the data of the Issuer issued by the Commercial Registry of Vizcaya as of November 10, 2017; and

13.

search result dated November 16, 2017 for the Issuer on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

2.	Assumptions underlying the opinion

On issuing this opinion, we assume that:

a)

the documents we have consulted and reviewed to issue this opinion and the signatures, stamps and seals attached thereto are accurate, genuine and complete and have not been modified or rendered null and void by any documents other than those provided by the consulted and reviewed sources;

b)	the photocopies of the documents provided to us in order to issue this opinion are true and complete copies of their originals;

c)	the signatures and seals appearing in the executed documents submitted to us are authentic;

d)

the Underwriters, the Principal Paying Agent and the Trustee and any other party different from the Issuer, have the corporate power and authority to enter into and perform as provided for under the Agreements and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements, thereby becoming legal and valid obligations binding on the parties thereto (except for the Issuer) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of Spain) and insofar as any of such Agreements and other documents is to be performed in any jurisdiction other than Spain, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

e)

the individuals that execute the Agreements on behalf of the parties thereto (except for the Issuer), as the case may be, have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

f)

all deeds, instruments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of, have been validly authorized, executed and delivered by the parties thereto (except for the Issuer);

g)	the absence of fraud and the presence of good faith on the part of the Issuer;

h)

the representations and warranties (other than any representations and warranties as to which we are expressing opinion herein) given by each of the parties to the Agreements are in each case true, accurate and complete in all respects;

i)

without having made any investigation, that the Agreements, governed by the laws of the State of New York, and any other applicable laws other than the laws of Spain, constitute legal, valid, binding and enforceable obligations to the respective parties thereto under such laws;

j)

there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

k)

insofar as any obligation under the documents examined is to be performed in, or is otherwise subject to, any jurisdiction other than the Kingdom of Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction; and

l)

the Registration Statement, and the related prospectus (including the Incorporated Documents) dated September 25, 2017, relating to the Preferred Securities (hereinafter referred to as the “Base Prospectus”) as supplemented by the Preliminary Prospectus Supplement, together with the pricing term sheet substantially in the form set forth in Appendix A to the Underwriting Agreement for the Preferred Securities, including any amendment thereto, are hereinafter called the “Disclosure Package”, and as supplemented by the Prospectus Supplement (hereinafter referred to as the “Prospectus”) have been filed with the United States Securities and Exchange Commission (the “Commission”).

3.	Scope of the opinion

This opinion refers solely and exclusively to legal matters and is issued solely with respect to Spanish law in force on the date hereof.

4.	Opinion

A.

The Issuer is a limited liability company (“Sociedad Anónima”) duly incorporated and validly existing under the laws of the Kingdom of Spain and has full power and capacity to conduct its businesses as described in the Disclosure Package and the Prospectus, to enter into the Agreements and the Public Deed, to issue the Preferred Securities, to undertake and perform its obligations established thereunder and to issue the Common Shares upon conversion of said Preferred Securities, as the case maybe.

B.

The Issuer has all requisite power and authority to enter into and perform its obligations under the Agreements and the Public Deed, to issue and perform its obligations under the Preferred Securities and has taken all necessary actions to approve and authorize the execution and delivery of the Agreements and the Public Deed and the issuance of the Preferred Securities, the performance of its obligations thereunder and to issue the Common Share upon conversion of said Preferred Securities, as the case maybe.

C.

The Issuer, as a limited liability company (“Sociedad Anónima”), has all the requisite corporate power and authority to issue the Preferred Securities, as provided for in the Agreements and the Base Prospectus.

D.

The Issuer is not in liquidation, dissolution, insolvency or similar proceedings, and no liquidation, administrator or receiver or analogous person under the laws of the Kingdom of Spain has been appointed over all or any of the Issuer’s assets. To the best of our knowledge, and based on the information available at the online Public Register of Insolvency Decisions (www.publicidadconcursal.es), no notice of commencement of insolvency proceedings has been filed in respect of the Issuer.

E.

Save for the registration of the Public Deed (Escritura de Emisión) with the Commercial Registry, which has taken place, no other consents, approvals, authorizations, orders, regulations, qualifications or clearances of or with any court or governmental agency or regulatory body in Spain having jurisdiction over the Issuer and its subsidiaries or any of their properties or of any stock exchange authorities in Spain is required for (i) the valid authorization, execution and delivery by the Issuer of the Agreements and the Public Deed and the performance of its obligations thereunder and the issuance, delivery and sale of the Preferred Securities (subject to the selling restrictions in Spain contained in the Underwriting Agreement and the Disclosure Package and the Prospectus) and the performance of its obligations thereunder, (ii) to effect distributions and any payments in United States of America dollars under the Preferred Securities or (iii) for the consummation of the other transactions by the Issuer.

F.

All Common Shares to be received by holders of Preferred Securities, in accordance with the Indenture, when issued and delivered upon conversion in accordance with the terms of said Indenture, and therefore, once, a public deed of issuance of such Common Share is executed and registered within the Mercantile Registry (Registro Mercantil), will be duly authorized, fully paid, non-assessable and validly issued and credited as fully paid under the existing laws of Spain, and will not be subject to further call or contribution; and no other consents, approvals, authorizations, orders, regulations, qualifications or clearances of or with any court or governmental agency or regulatory body in Spain having jurisdiction over the Issuer and its subsidiaries or any of their properties or of any stock exchange authorities in Spain is required for the valid authorization, execution and delivery by the Issuer of Common Shares upon conversion.

G.

The Agreements, the Public Deed and the Preferred Securities have been duly authorized, executed, issued and delivered by the Issuer, as applicable, and constitute legal, valid, binding and enforceable obligations of the Issuer, enforceable against the Issuer in accordance with their terms, are in appropriate form to be admissible in evidence in the Courts of the Kingdom of Spain and contain no material provision that is contrary to law or public policy in the Kingdom of Spain.

H.

Each of the individuals signing the Agreements, the Public Deed and the Preferred Securities in the name and on behalf of the Issuer, was, at the time of execution of the Agreements, the Public Deed and the Preferred Securities, duly empowered to act in the name and on behalf of the Issuer.

I.

The execution and delivery of the Agreements, the Public Deed and the Preferred Securities and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	any provision of the By-Laws;

(b)	any present law or regulation in force in Spain;

(c)	any judicial or administrative order binding on the Issuer or its assets of which we are aware taking into account that no review or investigation on this subject has been performed; or

(d)	the principles of public policy (“orden público”) as these are construed in Spain as of the date of this opinion.

J.

The issued and outstanding share capital of the Issuer has been duly and validly authorized, has been issued and fully paid-in and is not subject to any call for the payment of further capital and is non-assessable.

K.

The Preferred Securities have been duly authorized and validly issued, are fully paid-in and non-assessable; no holder thereof is or will be subject to personal liability by reason only of being such a holder; and the Preferred Securities are not subject to pre-emptive rights of any shareholder.

L.

The statements made in the Disclosure Package and the Prospectus and any amendments thereto under the captions “Description of BBVA Ordinary Shares”, “Description of BBVA American Depositary Shares”, “Description of Rights to Subscribe for Ordinary Shares”, “Description of the Contingent Convertible Preferred Securities of BBVA”, “Enforcement of Civil Liabilities” and “Spanish Tax Considerations”, and related to the ranking of the Preferred Securities, to the extent that they relate to matters of Spanish law or taxation, are true and accurate and there are no facts the omission of which from such statements would make the same misleading in any material respect.

M.

No filing or registration of the Registration Statement, the Disclosure Package, the Prospectus or any other offering document or circular is necessary under Spanish law in connection with the issuance, sale or delivery of the Preferred Securities to the Underwriters, in the manner contemplated hereby, or the resale and delivery of such Preferred Securities by the Underwriters in the manner contemplated in the Prospectus and the Agreements.

N.	Insofar as matters of Spanish law are concerned, the Registration Statement, the Disclosure Package, the Prospectus have been duly authorized by and on behalf of the Issuer.

O.

Under the laws of Spain, neither the Issuer nor any of its assets (including properties) have any immunity from service of process, suit or proceedings or from the enforcement of any judgment, including attachments (whether on the grounds of sovereign immunity or otherwise).

P.

The provisions contained in Section 13.01(a) of the Base Indenture and Section 2.03 (h) of the Supplemental Indenture (which amends Section 13.01 (a) of the Base Indenture), which are expressed to be governed by Spanish law, constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms.

Notwithstanding the foregoing opinions, the claims of the holders of Preferred Securities arising from any Preferred Security, the Common Shares, the Agreements or the Public Deed will be subject, in accordance with its own terms as reflected in the Indenture, to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms (“Directive 2014/59/EU”), as amended from time to time, including, but not limited to (i) Law 11/2015, as amended from time to time, (ii) Royal Decree 1012/2015 of 6th November (“RD 1012/2015”), as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010 (“Regulation (EU) 806/2014”), as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii).

Q.

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements and the Public Deed that any document be filed, recorded or enrolled with any government department or other authority in Spain, except for the filing and registration of the Public Deed in the Commercial Registry of Vizcaya (Bizkaia), which has been obtained.

R.

The Spanish courts will give effect to the choice of the State of New York as the governing law of the aspects expressly stated into the Agreements and the Preferred Securities subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I) (with respect to the Agreements) and articles 10.3 of the Spanish Civil Code and 405 of the Spanish Ley de Sociedades de Capital (with respect to the Preferred Securities).

S.

The Issuer can sue and be sued in its own name, and under the laws of Spain the irrevocable submission of the Issuer to the non-exclusive jurisdiction of the state and Federal courts in the Borough of Manhattan, The City of New York, New York (each a “New York court”), and the waiver by the Issuer of any objection to the venue of a proceeding in a New York court are legal, valid and binding; and service of process effected in the manner set forth in the Agreements, assuming their validity under New York law, will be effective, insofar as Spanish law is concerned, to confer valid personal jurisdiction over the Issuer before a New York court.

T.

A judgment duly obtained in the courts of New York in connection with the Agreements and the Preferred Securities will be recognized and enforceable, under the laws of Spain, against the Issuer by the courts of Spain without a retrial or re-examination of the matters thereby adjudicated. The judicial courts of Spain will recognize and enforce, without re-examination of the merits of the case, as a valid judgment, any final judgment obtained against the Issuer in respect of the Agreements, subject to full compliance with the requirements set forth in the international treaties that may be applicable from time to time and, as the case may be, Spanish Procedural Law. For the recognition and enforcement in Spain of a judgment or decision with executive force rendered by said courts, it will have to be submitted to the exequatur procedure, for which purpose the following requirements under Spanish Procedural Law must be met: (i) the decision to be enforced must have been rendered as the result of the bringing of a personal action; (ii) the judgment must be final, sworn-translated into Spanish and apostilled, as the document to be enforced must meet the requirements for it to be considered authentic in the country where it was rendered and the requirements demanded by Spanish law for it to be considered sufficient evidence of the corresponding judgment or decision in Spain; (iii) the judgment shall not be contrary to Spanish public policy, it should not have been rendered in default, and the obligation whose performance is demanded must be lawful in Spain; (iv) there shall not be a judgment rendered between the same parties and for the same cause of action in Spain or in another country provided that in this latter case the judgment has been recognized in Spain; (v) where rendering the Judgment, the courts rendering it must have not infringed an exclusive ground of jurisdiction provided for in Spanish law or have based their jurisdiction on exorbitant grounds; and (vi) the rights of defense of the defendant should have been protected where rendering the Foreign Judgment, including but not limited to a proper service of process carried out with sufficient time for the defendant to prepare its defense.

U.

Any judgment obtained from a Spanish Court against the Issuer by the holder of any Preferred Security or by any party to the Agreements would be expressed in the currency set out in the enforcement title (“título ejecutivo”) upon which the enforcement judgment is based. Any judicial costs and expenses as well as any default interest shall always be payable in the corresponding Spanish currency.

V.

It is not necessary under the laws of the Kingdom of Spain (i) to enable any person to exercise or enforce its rights under the Agreements and/or the Preferred Securities or (ii) by reason of any person being or becoming a party to the Agreements and/or the Preferred Securities or by reason of the performance of any person of its obligations or enforcement of its rights thereunder or in respect thereof that such person should be licensed, qualified or otherwise entitled to carry on business in the Kingdom of Spain (save in connection with the sale, distribution and offer of the Preferred Securities in the Kingdom of Spain, which is not permitted, as provided for in the selling restrictions contained in the Underwriting Agreement and the Disclosure Package).

5.	Qualifications

This opinion is subject to the following qualifications:

(i)

We do not give any opinion to any laws other than the laws of Spain in force as of the present date. Accordingly, this opinion is confined to Spanish Law only as currently in force and as construed in Spain.

(ii)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors´ rights generally, as well as to any principles of public policy (“orden público”).

It should be noted that according to sections 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of the Spanish Civil Code (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

(iii)

The term “enforceable” means that the obligations assumed by the relevant party under the Agreements, the Public Deed and the Preferred Securities are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

(iv)

Spanish law does not allow leaving the validity and performance of contractual obligations at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions in the Agreements and the Public Deed giving discretionary authority to one of the parties.

(v)

A Spanish court might not enforce any provision of the Agreements, the Public Deed and/or the Preferred Securities which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

(vi)

Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”). Likewise and pursuant to article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply.

(vii)

Pursuant to the general principles of Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the rules of evidence in any judiciary proceeding cannot be modified by agreement of the parties, and consequently, any provision of the Agreements, the Public Deed and/or the Preferred Securities by which determinations made by the parties are to be deemed conclusive in the absence of error would not necessarily be upheld by a Spanish court.

(viii)

Spanish courts have exclusive jurisdiction, inter alia, with respect to matters relating to the incorporation, validity, nullity and dissolution of companies or legal entities domiciled in the Spanish territory, and to any decisions and resolutions of their corporate bodies, as well as with respect to the validity or nullity of any recordings with a Spanish register, and the recognition and enforcement in Spain of any judgment or arbitration award obtained in a foreign country.

(ix)	Claims may be or become subject to defenses of set-off or counter-claim.

(x)	A waiver of all defenses to any proceedings may not be enforceable.

(xi)

The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

(xii)	The ability of terminating an agreement is subject to judiciary review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiii)

Under the Insolvency Law, the declaration of Insolvency of a debtor does not by itself affect the effectiveness of contracts with reciprocal outstanding obligations. Any outstanding obligations arising from said contracts, which the insolvency judge does not terminate, shall be paid from the insolvency estate (“masa activa”).

(xiv)	Contract provisions that grant a party the right to terminate a contract in the event of insolvency are void.

(xv)	Enforcement of clauses providing for specific performance of an obligation may be replaced by courts with a monetary compensation.

(xvi)

The fact that the powers of the Trustee to act on behalf of the holders result from the Indenture may cause certain delays in the process of enforcement of the Preferred Securities before the Spanish Courts. The Kingdom of Spain has not ratified the 1985 Hague Convention regarding trusts and their recognition as legal institutions and, therefore, there is a risk that (i) the Trustee may have to be assigned all of the rights of the holders in order to claim in Spain the entirety of the amounts due on their behalf or (ii) the Spanish Court may consider the powers of attorney of the Trustee under the trust instrument are not sufficiently evidenced to the Court and may require additional evidence of the empowerment, such as a sworn translation of the Indenture or other documents related to the granting of powers under New York Law, which may result in a delay of the enforcement process.

(xvii)

This legal opinion is made according to the general Spanish tax legislation applicable in the Spanish territory, regardless of the eventual application of tax treaties. In this sense, it must be taken into account that this opinion could be affected if any of the territorial tax regimes or any of the special tax regimes existing in Spain is applicable.

(xviii)

This legal opinion analyses the general tax regime applicable to non-Spanish-resident holders. This regime could be affected by the application to those holders of the treaties for the avoidance of the double taxation or other treaties including tax clauses.

(xix)

This legal opinion does not include the taxation for the Preferred Securities deriving from the issue, acquisition, ownership and disposition of the Preferred Securities. In addition, it does not analyze the issues regarding the general tax obligations of the Issuer that are different than the questions required for this opinion and the hypothetical liabilities that could arise if those obligations are not fulfilled.

(xx)

Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

This opinion is being furnished by us, as Spanish counsel to the Issuer, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus Supplement and in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues S.L.P.